Exhibit 10.6.5
Summary of 2008 Incentive Plans
     On January 23, 2008, the Company’s Board of Directors, acting on the recommendation of the Board’s Human Resources Committee (the “Committee”), approved the 2008 Pinnacle West Employee Variable Incentive Plan and the 2008 APS Employee Variable Incentive Plan (collectively, the “2008 Plans”). The 2008 Plans provide incentive award opportunities for Pinnacle West and APS employees, including the following “named executive officers” from the Company’s proxy statement relating to its 2008 Annual Meeting: William J. Post, the Company’s Chairman and CEO; Donald E. Brandt, Pinnacle West’s Executive Vice President and Chief Financial Officer and APS’ President and Chief Financial Officer; Randall K. Edington, APS’ Executive Vice President, Nuclear and Chief Nuclear Officer; and Steven M. Wheeler, APS’ Executive Vice President Customer Service and Regulation (Mr. Davis will be retiring this year and will not be participating in the 2008 Plans). As required by the Committee’s Charter, the Committee, rather than the Board, approved Mr. Post’s award opportunity.
     The Committee granted Messrs. Post and Brandt incentive opportunities up to 150% of base salary and Messrs. Edington and Wheeler up to 50% of base salary. In assessing the award opportunity for each of these officers, the Committee will first consider 2008 earnings (Pinnacle West earnings in the case of Mr. Post, and APS earnings in the case of Messrs. Brandt, Edington and Wheeler), excluding impacts from Arizona Corporation Commission rate decisions. In order for the officers to be eligible for an incentive award, earnings must meet or exceed a specified threshold level. However, because the payment of incentive awards is in the sole discretion of the Committee, the Committee will then consider other factors in assessing award opportunities, including customer value, financial strength, operational and environmental performance, and safety.